As filed with the Securities and Exchange Commission on October 31, 2016 (Registration No. 333-_______)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EV Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-4745690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Fannin Street, Suite 800, Houston, Texas, 77002

(Address of Principal Executive Offices)

EV Energy Partners, L.P.

2016 Long-Term Incentive Plan

(Full title of the plan)

Michael E. Mercer 1001 Fannin Street, Suite 800 Houston, Texas 77002 (Name and address of agent for service)	Copies to: Kendall Hollrah Haynes and Boone, LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010

(713) 651-1144

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. Check one:

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Units representing limited partner interests	5,000,000	$1.96	$9,800,000	$1,135.82

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.
(2)	Represents common units reserved for issuance under the EV Energy Partners, L.P. 2016 Long-Term Incentive Plan.
(3)	Estimated solely for purposes of calculating the registration fee for such units in accordance with Rules 457(c) and (h) under the Securities Act. The price for the 5,000,000 common units being registered hereby is based on the average of the high and low sales prices of the common units as reported on the NASDAQ Global Select Market on October 31, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the EV Energy Partners, L.P. 2016 Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be, and have not been, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement (“Registration Statement”) or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, EV Energy Partners L.P. (the “Partnership”) incorporates by reference in this Registration Statement the following documents and information, which previously have been filed with the Commission and are made a part hereof:

(a)	The Partnership’s Annual Report on Form 10-K filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on February 29, 2016;

(b)	The Partnership’s Quarterly Reports on Form 10-Q filed with the Commission on May 10, 2016 and August 9, 2016; and the Partnership’s Current Reports on Form 8-K filed with the Commission on April 4, 2016 and September 1, 2016; and

(c)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A filed with the Commission on September 15, 2006, and Forms 8-A/A filed with the Commission on September 20, 2006 and October 17, 2013, pursuant to Section 12(b) of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

In addition, all documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. Section 7.7(a) of the First Amended and Restated Agreement of Limited Partnership (the “Agreement”) of the Partnership provides that to the fullest extent permitted by law but subject to the limitations expressly provided in the Agreement, (a) EV Energy GP, L.P., and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (the “General Partner”), (b) any former General Partner from and after the effective date of any withdrawal or removal of such former General Partner (the “Departing General Partner”), (c) any person who is or was an affiliate of the General Partner or any Departing General Partner, (d) the EnCap Energy Capital Fund V, L.P., and EnCap V-B Acquisitions, L.P., (the “EnCap Partnerships”) and any person who is or was an affiliate of the EnCap Partnerships (e) any person who is or was a member, partner, director, officer, fiduciary or trustee of any member of the Partnership and its subsidiaries treated as a single consolidated entity (the “Group Member”), the General Partner or any Departing General Partner or any affiliate of any Group Member, the General Partner or any Departing General Partner, (f) any person who is or was serving at the request of the General Partner or any Departing General Partner or any affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another person; provided that a person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (g) any person the General Partner designates as an “Indemnitee” for purposes of the Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7 of the Agreement, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to Section 7.7. of the Agreement shall be available to the General Partner or its affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Operating Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Section 7.7(b) of the Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) of the Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Agreement.

Section 7.7(d) of the Agreement also provides that the Partnership may purchase and maintain (or reimburse the General Partner or its affiliates for the cost of) insurance, on behalf of the General Partner, its affiliates and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of this Agreement.

Section 7.8(a) of the Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, or any other persons who have acquired interests in any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

Reference is made to Item 9 for the Partnership’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Partnership with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1

First Amended and Restated Agreement of Limited Partnership of EV Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.2

First Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P. (incorporated by reference to Exhibit 3.2 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.3

Amended and Restated Limited Liability Company Agreement of EV Management, LLC (incorporated by reference to Exhibit 3.3 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.4

First Amendment dated April 15, 2008 to First Amended and Restated Partnership Agreement of EV Energy Partners, L.P., effective as of January 1, 2007 (incorporated by reference from Exhibit 3.1 to EV Energy Partners, L.P.’s current report on Form 8–K filed with the Commission on April 18, 2008).

4.5	2016 Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Partnership’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on July 20, 2016).
5.1*	Opinion of Haynes and Boone, LLP as to the legality of the securities being registered.
10.1*	Form of Grant of Phantom Units
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Cawley, Gillespie & Associates, Inc.
23.3*	Consent of Wright & Company, Inc.
23.4*	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 31, 2016.

EV ENERGY PARTNERS, L.P.

By:	EV Energy GP, L.P., its general partner

By:	EV Management, LLC, its general partner

By:	/s/ Nicholas P. Bobrowski
Nicholas P. Bobrowski
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael E. Mercer and Nicholas P. Bobrowski, and each of them severally, each of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title with EV Management, LLC	Date

/s/ John B Walker	Executive Chairman	October 31, 2016
John B. Walker	(principal executive officer)

/s/ Michael E. Mercer	Director, Chief Executive Officer and President	October 31, 2016
Michael E. Mercer	(principal executive officer)

/s/ Nicholas P. Bobrowski	Senior Vice President and Chief Financial Officer	October 31, 2016
Nicholas P. Bobrowski	(principal financial officer)

/s/ Ryan Flory	Controller	October 31, 2016
Ryan Flory	(principal accounting officer)

/s/ Victor Burk	Director	October 31, 2016
Victor Burk

/s/ Mark A. Houser	Director	October 31, 2016
Mark A. Houser

/s/ James R. Larson	Director	October 31, 2016
James R. Larson

/s/ George Lindahl, III	Director	October 31, 2016
George Lindahl, III

/s/ Kenneth Mariani	Director	October 31, 2016
Kenneth Mariani

/s/ Gary R. Petersen	Director	October 31, 2016
Gary R. Petersen

Exhibit Index

Exhibit Number	Description
4.1

First Amended and Restated Agreement of Limited Partnership of EV Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.2

First Amended and Restated Agreement of Limited Partnership of EV Energy GP, L.P. (incorporated by reference to Exhibit 3.2 of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.3

Amended and Restated Limited Liability Company Agreement of EV Management, LLC (incorporated by reference to Exhibit 3. of the Partnership’s current report on Form 8-K filed with the Commission on October 5, 2006).

4.4

First Amendment dated April 15, 2008 to First Amended and Restated Partnership Agreement of EV Energy Partners, L.P., effective as of January 1, 2007 (incorporated by reference from Exhibit 3.1 to EV Energy Partners, L.P.’s current report on Form 8–K filed with the Commission on April 18, 2008).

4.5	2016 Long-Term Incentive Plan (incorporated by reference to Exhibit A of the Partnership’s Definitive Proxy Statement on Form DEF 14A filed with the Commission on July 20, 2016).
5.1*	Opinion of Haynes and Boone, LLP as to the legality of the securities being registered.
10.1*	Form of Grant of Phantom Units
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Cawley, Gillespie & Associates, Inc.
23.3*	Consent of Wright & Company, Inc.
23.4*	Consent of Haynes and Boone, LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page to this Registration Statement).

* Filed herewith.